Exhibit 99.2

John Cummings

Salesforce

Investor Relations

415-778-4188

jcummings@salesforce.com

Gina Sheibley

Salesforce

Public Relations

917-297-8988

gsheibley@salesforce.com

Salesforce Announces Appointment of Co-Founder and Chief Technology Officer Parker Harris to its Board of Directors

SAN FRANCISCO—August 7, 2018—Salesforce (NYSE: CRM), the global leader in CRM, today announced that Parker Harris, Salesforce Co-Founder and Chief Technology Officer, was appointed to its Board of Directors, effective as of August 7, 2018. The appointment increases the size of the Salesforce Board of Directors to 13 members.

“Since our founding in 1999, Parker has been instrumental in driving Salesforce’s innovation and shaping our culture,” said Marc Benioff, Chairman and co-CEO, Salesforce. “I’m thrilled to welcome him to the board and look forward to his continued impact on the company.”

“It’s been a privilege to be part of Salesforce as we’ve revolutionized the software industry, built a world-class company culture and grown into a Fortune 500 company,” said Parker Harris, Salesforce Co-Founder and CTO. “I’m grateful and honored to join the Board of Directors.”

Background on Parker Harris:

•

Harris currently serves as Chief Technology Officer at Salesforce, the global leader in CRM. In this role, Harris oversees product strategy for the company from design to development to service delivery.

•

Since founding Salesforce in 1999 with Marc Benioff, Dave Moellenhoff and Frank Dominguez, Harris developed Salesforce’s multi-tenant cloud architecture, led transformative company technology initiatives and played a key role in establishing Salesforce as a best place to work.

•	Prior to Salesforce, Harris was a co-founder of Left Coast Software.

•	Harris has a degree in English Literature from Middlebury College.

About Salesforce

Salesforce, the global CRM leader, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.